Exhibit 99.2

For Immediate Release

MPG Office Trust Accepts Resignation of President and CEO

Chairman of the Board, Paul Watson, to Serve as Interim CEO

Company will Continue to Execute Strategic Plan

Los Angeles, CA (November 11, 2010) – MPG Office Trust, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, announced today that it has accepted the resignation of its President and Chief Executive Officer, effective November 15, 2010.

The letter submitted by Nelson C. Rising states: “I believe the Board of Directors and I do not share a common vision for the strategic direction of the Company and a capital structure necessary to achieve it.”

Pursuant to the Company’s bylaws, Chairman of the Board, Paul M. Watson, will serve as interim Chief Executive Officer upon effectiveness of Mr. Rising’s resignation until a new Chief Executive Officer is named. Mr. Watson is the retired Vice Chairman of Wells Fargo Bank, N.A. Mr. Watson commented: “We are grateful for Nelson’s outstanding service over the past two years, appreciate his contributions and wish him well in all his future endeavors. The six independent directors of MPG Office Trust are fully committed to maximizing value for MPG Office stockholders and intend to do so by continuing to implement the Company’s strategic plan.”

The Company has been focused on reducing debt, eliminating repayment and debt service guarantees, extending debt maturities and disposing of properties with negative cash flow. In August 2009 the Company launched a plan to further these goals. As part of Phase I of that plan, the Company ceased making debt service payments on seven properties, primarily located in Orange County, California, that were not generating sufficient cash flow. Subsequently, the Company disposed of or entered into other arrangements with respect to an additional nine properties. Phase I is now substantially complete and the resolution of these 18 assets relieved the Company of approximately $2.0 billion of debt obligations and potential guaranties of approximately $150.0 million.

The next phase of the Company’s strategic plan focuses on the Company’s core Downtown Los Angeles properties and involves proactively working with lenders and special servicers in an effort to reduce the Company’s leverage, extend debt maturities, maintain appropriate funds for value-creating leasing and capital expenditures and ensure adequate cash flow with respect to these properties. The Company intends to raise capital to accomplish the forgoing, at least initially, through full or partial asset dispositions. As a first step, the Company has engaged Eastdil Secured to commence marketing for sale the Westin® Pasadena Hotel located in Pasadena, California.

Paul Watson commented: “We are working closely with Eastdil Secured to monetize our non-core hotel property. Additionally, we are focused on optimizing value and proactively solving future risks at our trophy assets and will continue to implement Phase II of the Company’s plan.”

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558